Exhibit 99.6

Index to financial statements

CONSOLIDATED FINANCIAL STATEMENTS OF HOLLY CORPORATION

Audited Financial Statements

Report of independent registered public accounting firm

The Board of Directors
and Stockholders of Holly Corporation

We have audited the accompanying consolidated balance sheets of Holly Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, cash flows, equity and comprehensive income for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Holly Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As described in Note 1 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Statement of Financial Accounting Standards No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an Amendment of Accounting Research Bulletin No. 51”, which became effective January 1, 2009.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Holly Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Dallas, Texas
February 27, 2009,
except for changes as described in Notes 1 and 21, as to which the date is
May 29, 2009

HOLLY CORPORATION

Consolidated balance sheets

	December 31,	December 31,
	2008	2007

	(in thousands,
	except share data)

ASSETS
Current assets:
Cash and cash equivalents	$40,805	$94,369
Marketable securities	49,194	158,233
Accounts receivable: Product and transportation	128,337	242,392
Crude oil resales	161,427	366,226
Related party receivable	—	6,151

	289,764	614,769
Inventories: Crude oil and refined products	107,811	118,308
Materials and supplies	17,924	22,322

	125,735	140,630
Income taxes receivable	6,350	16,356
Prepayments and other	18,775	10,264

Total current assets	530,623	1,034,621

Properties, plants and equipment, at cost	1,509,701	802,820
Less accumulated depreciation	(304,379)	(271,970)

	1,205,322	530,850
Marketable securities (long-term)	6,009	77,182
Other assets: Turnaround costs	34,309	8,705
Goodwill	27,542	—
Intangibles and other	70,420	12,587

	132,271	21,292

Total assets	$1,874,225	$1,663,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$391,142	$782,976
Accrued liabilities	42,016	35,104
Short-term debt—Holly Energy Partners	29,000	—

Total current liabilities	462,158	818,080

Long-term debt—Holly Energy Partners	341,914	—
Deferred income taxes	69,491	38,933
Other long-term liabilities	64,330	36,712
Commitments and contingencies
Distributions in excess of investment in Holly Energy Partners	—	168,093
Equity:
Holly Corporation stockholders’ equity:
Preferred stock, $1.00 par value—1,000,000 shares authorized; none issued	—	—
Common stock $.01 par value—160,000,000 and 100,000,000 shares authorized; 73,543,873 and 73,269,219 shares issued as of December 31, 2008 and 2007, respectively	735	733
Additional capital	121,298	109,125
Retained earnings	1,145,388	1,054,974
Accumulated other comprehensive loss	(35,081)	(19,076)
Common stock held in treasury, at cost—23,600,653 and 20,653,050 shares as of December 31, 2008 and 2007, respectively	(690,800)	(551,962)

Total Holly Corporation stockholders’ equity	541,540	593,794

Noncontrolling interest	394,792	8,333

Total equity	936,332	602,127

Total liabilities and equity	$1,874,225	$1,663,945

See accompanying notes.

Holly Corporation

Consolidated statements of income

	Years ended December 31,
	2008	2007	2006

	(in thousands, except per share data)

Sales and other revenues	$5,867,668	$4,791,742	$4,023,217

Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	5,280,699	4,003,488	3,349,404
Operating expenses (exclusive of depreciation and amortization)	267,570	209,281	208,460
General and administrative expenses (exclusive of depreciation and amortization)	54,906	68,773	63,255
Depreciation and amortization	63,789	43,456	39,721
Exploration expenses, including dry holes	372	412	486

Total operating costs and expenses	5,667,336	4,325,410	3,661,326

Income from operations	200,332	466,332	361,891

Other income (expense):
Equity in earnings of Holly Energy Partners	2,990	19,109	12,929
Impairment of equity securities	(3,724)	—	—
Gain on sale of HPI	5,958	—	—
Interest income	10,824	15,089	9,757
Interest expense	(23,955)	(1,086)	(1,076)

	(7,907)	33,112	21,610

Income from continuing operations before income taxes	192,425	499,444	383,501

Income tax provision:
Current	31,892	142,245	126,181
Deferred	32,934	23,071	10,422

	64,826	165,316	136,603

Income from continuing operations	127,599	334,128	246,898

Discontinued operations
Income from discontinued operations	—	—	5,660
Gain on sale of discontinued operations	—	—	14,008

Income from discontinued operations, net of taxes	—	—	19,668

Net income	127,599	334,128	266,566

Less net income attributable to noncontrolling interest	7,041	—	—

Net income per share attributable to Holly Corporation stockholders	$120,558	$334,128	$266,566

Net income per share attributable to Holly Corporation stockholders—basic:
Continuing operations	$2.40	$6.09	$4.33
Discontinued operations	—	—	0.35

Net income	$2.40	$6.09	$4.68

Net income per share attributable to Holly Corporation stockholders—diluted:
Continuing operations	$2.38	$5.98	$4.24
Discontinued operations	—	—	0.34

Net income	$2.38	$5.98	$4.58

Average number of common shares outstanding:
Basic	50,202	54,852	56,976
Diluted	50,549	55,850	58,210

See accompanying notes.

Holly Corporation

Consolidated statements of cash flows

	Years ended December 31,
	2008	2007	2006

	(in thousands)

Cash flows from operating activities:
Net income	$127,599	$334,128	$266,566
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (includes discontinued operations in 2006)	63,789	43,456	40,270
Deferred income taxes (includes discontinued operations in 2006)	32,934	23,071	7,980
Distributions in excess of equity in earnings of Holly Energy Partners and joint ventures	3,067	3,688	7,379
Equity based compensation expense	7,467	9,993	5,507
Gain on sale of assets, before income taxes	(5,958)	—	(22,328)
Change in fair value—interest rate swaps	2,282	—	—
Impairment of equity securities	3,724	—	—
(Increase) decrease in current assets:
Accounts receivable	331,978	(216,295)	12,059
Inventories	15,006	(10,955)	(33,792)
Income taxes receivable	10,006	(7,301)	(9,055)
Prepayments and other	(398)	1,817	5,890
Increase (decrease) in current liabilities:
Accounts payable	(393,186)	264,217	(26,370)
Accrued liabilities	(2,149)	(16,476)	15,665
Income taxes payable	1,781	—	(5,323)
Turnaround expenditures	(34,751)	(2,669)	(7,672)
Other, net	(7,701)	(3,937)	(11,593)

Net cash provided by operating activities	155,490	422,737	245,183

Cash flows from investing activities:
Additions to properties, plants and equipment—Holly Corporation	(383,742)	(161,258)	(120,429)
Additions to properties, plants and equipment—Holly Energy Partners	(34,317)	—	—
Proceeds from sale of crude pipelines and tankage assets	171,000	—	—
Proceeds from sale of HPI	5,958	—	—
Net proceeds from sale of Montana Refinery	—	—	48,872
Increase in cash due to consolidation of Holly Energy Partners	7,295	—	—
Purchases of marketable securities	(769,142)	(641,144)	(211,972)
Sales and maturities of marketable securities	945,461	509,345	319,334
Investment in Holly Energy Partners	(290)	—	—

Net cash provided by (used for) investing activities	(57,777)	(293,057)	35,805

Cash flows from financing activities:
Net borrowings under credit agreement—Holly Energy Partners	29,000	—	—
Deferred financing costs	(913)	—	—
Purchase of treasury stock	(151,106)	(207,196)	(175,394)
Contribution from joint venture partner	17,000	8,333	—
Dividends	(29,064)	(23,208)	(15,002)
Distributions to noncontrolling interests	(22,098)	—	—
Issuance of common stock upon exercise of options	1,005	2,288	2,645
Excess tax benefit from equity based compensation	5,694	30,355	11,816
Purchase of units for restricted grants—Holly Energy Partners	(795)	—	—

Net cash used for financing activities	(151,277)	(189,428)	(175,935)

Cash and cash equivalents:

Increase (decrease) for the period	(53,564)	(59,748)	105,053
Beginning of period	94,369	154,117	49,064

End of period	$40,805	$94,369	$154,117

See accompanying notes.

Holly Corporation

Consolidated statements of equity

Holly Corporation Stockholders’ Equity
				Accumulated
				other		Non-	Total
	Common	Additional	Retained	comprehensive	Treasury	controlling	stockholders’
	stock	capital	earnings	income (loss)	stock	interest	equity

	(in thousands)

Balance at December 31, 2005	$354	$43,344	$495,819	$(4,802)	$(157,364)	$—	$377,351
Net income	—	—	266,566	—	—	—	266,566
Dividends	—	—	(16,391)	—	—	—	(16,391)
Other comprehensive income	—	—	—	2,831	—	—	2,831
Issuance of common stock upon exercise of stock options	6	2,638	—	—	—	—	2,644
Tax benefit from stock options	—	12,031	—	—	—	—	12,031
Amortization of stock options	—	139	—	—	—	—	139
Issuance of restricted stock, net of forfeitures	—	5,369	—	—	—	—	5,369
Other equity based compensation	—	3,337	—	—	—	—	3,337
Purchase of treasury stock	—	—	—	—	(178,396)	—	(178,396)
Two-for-one stock split	358	(358)	—	—	—	—	—
Adjustment to initially apply SFAS No. 158, net of tax	—	—	—	(9,387)	—	—	(9,387)

Balance at December 31, 2006	$718	$66,500	$745,994	$(11,358)	$(335,760)	$—	$466,094
Net income	—	—	334,128	—	—	—	334,128
Dividends	—	—	(25,148)	—	—	—	(25,148)
Other comprehensive loss	—	—	—	(7,718)	—	—	(7,718)
Issuance of common stock upon exercise of stock options	11	2,277	—	—	—	—	2,288
Tax benefit from stock options	—	26,017	—	—	—	—	26,017
Issuance of restricted stock, net of forfeitures	4	9,993	—	—	—	—	9,997
Other equity based compensation	—	4,338	—	—	—	—	4,338
Purchase of treasury stock	—	—	—	—	(216,202)	—	(216,202)
Contribution from joint venture partner	—	—	—	—	—	8,333	8,333

Balance at December 31, 2007	$733	$109,125	$1,054,974	$(19,076)	$(551,962)	$8,333	$602,127
Net income	—	—	120,558	—	—	7,041	127,599
Dividends	—	—	(30,144)	—	—	—	(30,144)
Other comprehensive loss	—	—	—	(16,005)	—	(7,079)	(23,084)
Issuance of common stock upon exercise of stock options	2	1,003	—	—	—	—	1,005
Tax benefit from stock options	—	3,364	—	—	—	—	3,364
Issuance of restricted stock, net of forfeitures	—	5,476	—	—	—	—	5,476
Other equity based compensation	—	2,330	—	—	—	—	2,330
Purchase of treasury stock	—	—	—	—	(138,838)	—	(138,838)
Contribution from joint venture partner	—	—	—	—	—	18,500	18,500
Increase in noncontrolling interest due to consolidation of Holly Energy Partners	—	—	—	—	—	389,184	389,184
Distributions to noncontrolling interests	—	—	—	—	—	(22,098)	(22,098)
Equity based compensation—Holly Energy Partners	—	—	—	—	—	1,732	1,732
Purchase of common units—Holly Energy Partners	—	—	—	—	—	(795)	(795)
Other	—	—	—	—	—	(26)	(26)

Balance at December 31, 2008	$735	$121,298	$1,145,388	$(35,081)	$(690,800)	$394,792	$936,332

See accompanying notes.

Holly Corporation

Consolidated statements of comprehensive income

	Years ended December 31,
	2008	2007	2006

	(in thousands)

Net income	$127,599	$334,128	$266,566
Other comprehensive income (loss):
Securities available-for-sale:
Unrealized gain (loss) on available-for-sale securities	1,146	1,857	(777)
Reclassification adjustment to net income on sale of securities	(1,315)	(78)	(131)

Total unrealized gain (loss) on available-for-sale securities	(169)	1,779	(908)

Retirement medical obligation adjustment	1,433	(5,038)	—
Minimum pension liability adjustment	(21,572)	(9,373)	5,542

Other comprehensive loss of Holly Energy Partners:
Change in fair value of cash flow hedge	(12,967)	—	—

Other comprehensive income (loss) before income taxes	(33,275)	(12,632)	4,634
Income tax expense (benefit)	(10,191)	(4,914)	1,803

Other comprehensive income (loss)	(23,084)	(7,718)	2,831

Total comprehensive income	104,515	326,410	269,397
Less comprehensive loss attributable to noncontrolling interest	(38)	—	—

Comprehensive income attributable to Holly Corporation stockholders	$104,553	$326,410	$269,397

See accompanying notes.

Holly Corporation

Notes to consolidated financial statements

NOTE 1:	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business:  References herein to Holly Corporation include Holly Corporation and its consolidated subsidiaries. In accordance with the Securities and Exchange Commission’s (“SEC”) “Plain English” guidelines, these financial statements have been written in the first person. In this document, the words “we,” “our,” “ours” and “us” refer only to Holly Corporation and its consolidated subsidiaries or to Holly Corporation or an individual subsidiary and not to any other person. For periods after our reconsolidation of Holly Energy Partners, L.P. (“HEP”) effective March 1, 2008, the words “we,” “our,” “ours” and “us” generally include HEP and its subsidiaries as consolidated subsidiaries of Holly Corporation with certain exceptions. This document contains certain disclosures of agreements that are specific to HEP and its consolidated subsidiaries and do not necessarily represent obligations of Holly Corporation. When used in descriptions of agreements and transactions, “HEP” refers to HEP and its consolidated subsidiaries.

We are principally an independent petroleum refiner that produces high value light products such as gasoline, diesel fuel and jet fuel. Navajo Refining Company, L.L.C., one of our wholly-owned subsidiaries, owns a petroleum refinery in Artesia, New Mexico, which operates in conjunction with crude, vacuum distillation and other facilities situated 65 miles away in Lovington, New Mexico (collectively, the “Navajo Refinery”). The Navajo Refinery can process sour (high sulfur) crude oils and serves markets in the southwestern United States and northern Mexico. Our refinery located just north of Salt Lake City, Utah (the “Woods Cross Refinery”) is operated by Holly Refining & Marketing Company—Woods Cross, one of our wholly-owned subsidiaries. This facility is a high conversion refinery that primarily processes regional sweet (lower sulfur) and sour Canadian crude oils.

At December 31, 2008, we owned a 46% interest in Holly Energy Partners, L.P. (“HEP”) which includes our 2% general partner interest. HEP has logistic assets including petroleum product and crude oil pipelines located in Texas, New Mexico, Oklahoma and Utah; ten refined product terminals; a jet fuel terminal; two refinery truck rack facilities, a refined products tank farm facility, on-site crude oil tankage at both our Navajo and Woods Cross Refineries and a 70% interest in Rio Grande Pipeline Company (“Rio Grande”).

On February 29, 2008, HEP acquired certain crude pipelines and tankage assets from us (the “Crude Pipelines and Tankage Assets”) that service our Navajo and Woods Cross Refineries (see Note 3).

We sold substantially all of the oil and gas properties of Holly Petroleum, Inc. (“HPI”), a subsidiary that previously conducted a small-scale oil and gas exploration and production program, in 2008 for $6.0 million, resulting in a gain of $6.0 million.

On March 31, 2006, we sold our petroleum refinery in Great Falls, Montana (the “Montana Refinery”) to a subsidiary of Connacher Oil and Gas Limited (“Connacher”). Accordingly, the results of operations of the Montana Refinery and a net gain of $14.0 million on the sale are shown in discontinued operations (see Note 2).

Principles of Consolidation:  Our consolidated financial statements include our accounts and the accounts of partnerships and joint ventures that we control through 50% or more ownership or through 50% or more variable interest in entities that are considered variable interest entities. All significant intercompany transactions and balances have been eliminated.

Use of Estimates:  The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Notes to consolidated financial statements

Cash Equivalents:  We consider all highly liquid instruments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value and are primarily invested in conservative, highly-rated instruments issued by financial institutions or government entities with strong credit standings.

Marketable Securities:  We consider all marketable debt securities with maturities greater than three months at the date of purchase to be marketable securities. Our marketable securities are primarily issued by government entities with the maximum maturity of any individual issue not more than two years, while the maximum duration of the portfolio of investments is not greater than one year. These instruments are classified as available-for-sale, and as a result, are reported at fair value. Unrealized gains and losses, net of related income taxes, are reported as a component of accumulated other comprehensive income.

Fair Value Measurements:  We adopted Statement of Financial Accounting Standards (“SFAS”) No. 157 “Fair Value Measurements” on January 1, 2008 for financial instruments that we recognize at fair value on a recurring basis.

This standard defines fair value, establishes a framework for measuring fair value and prescribes expanded disclosures about fair value measurements. It also establishes a fair value hierarchy that categorizes inputs used in fair value measurements into three broad levels. Under this hierarchy, quoted prices in active markets for identical assets or liabilities are considered the most reliable evidence of fair value and are given the highest priority level (level 1). Quoted market prices for similar assets and liabilities in an active market, quoted prices for identical assets or liabilities in an inactive market and calculation techniques utilizing observable market inputs are given a lower priority level (level 2). Unobservable inputs are considered the least reliable and are given the lowest priority level (level 3).

We have investments in marketable debt and equity securities that are measured at fair value on a recurring basis using level 1 inputs. Fair value measurements are based on quoted prices in active markets. See Note 6 for additional information on these instruments.

HEP has interest rate swaps that are measured at fair value on a recurring basis using level 2 inputs. Interest rate swap fair value measurements are based on the net present value of expected future cash flows related to both variable and fixed rate legs of our interest rate swap agreements. Fair value measurements are computed using the forward London Interbank Offered Rate (“LIBOR”) yield curve, a market-based observable input, at the respective measurement dates. See Note 11 for additional information on the interest rate swaps.

Accounts Receivable:  The majority of the accounts receivable are due from companies in the petroleum industry. Credit is extended based on evaluation of the customer’s financial condition and in certain circumstances, collateral, such as letters of credit or guarantees, is required. Credit losses are charged to income when accounts are deemed uncollectible and historically have been minimal. Accounts receivable attributable to crude oil resales generally represent the sell side of excess crude oil sales to other purchasers and/or users in cases when our crude oil supplies are in excess of our immediate needs as well as certain reciprocal buy/sell exchanges of crude oil. At times we enter into such buy/sell exchanges to facilitate the delivery of quantities to certain locations. In many cases, we enter into net settlement agreements relating to the buy/sell arrangements, which may mitigate credit risk.

Inventories:  Inventories are stated at the lower of cost, using the last-in, first-out (“LIFO”) method for crude oil and refined products and the average cost method for materials and supplies, or market. Cost is determined using the LIFO inventory valuation methodology and market is determined using current estimated selling prices. Under the LIFO method, the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. In periods of rapidly declining prices, LIFO inventories may have to be written down to market due to the higher costs assigned to LIFO

Notes to consolidated financial statements

layers in prior periods. In addition, the use of the LIFO inventory method may result in increases or decreases to cost of sales in years that inventory volumes decline as the result of charging cost of sales with LIFO inventory costs generated in prior periods. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and are subject to the final year-end LIFO inventory valuation.

Long-lived assets:  We calculate depreciation and amortization based on estimated useful lives and salvage values of our assets. We evaluate long-lived assets for potential impairment by identifying whether indicators of impairment exist and, if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss, if any, to be recorded is equal to the amount by which a long-lived asset’s carrying value exceeds its fair value. No impairments of long-lived assets were recorded during the years ended December 31, 2008, 2007 and 2006.

Asset Retirement Obligations:  We record legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of long-lived assets. The fair value of the estimated cost to retire a tangible long-lived asset is recorded in the period in which the liability is incurred and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the liability’s fair value.

We have asset retirement obligations with respect to certain assets due to legal obligations to clean and/or dispose of various component parts at the time they are retired. At December 31, 2008, we have an asset retirement obligation of $1.3 million, which is included in “Other long-term liabilities” in our consolidated balance sheets.

Intangibles and Goodwill:  Intangible assets are assets (other than financial assets) that lack physical substance. Goodwill represents the excess of the cost of an acquired entity over the fair value of the assets acquired less liabilities assumed. Goodwill acquired in a business combination and intangible assets with indefinite useful lives are not amortized and intangible assets with finite useful lives are amortized on a straight line basis. Goodwill and intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired.

We reconsolidated HEP on March 1, 2008 and as a result, recorded $27.5 million in goodwill. Additionally, our consolidated HEP assets include a third-party transportation agreement having an expected remaining term through 2035. The transportation agreement is being amortized on a straight-line basis through 2035 that results in annual amortization expense of $1.9 million. At December 31, 2008, the balance of this transportation agreement was $52.5 million, net of accumulated amortization of $1.5 million, which is included in “Intangible and Others” in our consolidated balance sheets. Amortization expense for the year ended December 31, 2008 was $1.5 million, representing amortization from March 1, 2008 (date of reconsolidation) through December 31, 2008.

No impairments of intangibles or goodwill were recorded during the years ended December 31, 2008, 2007 and 2006.

Variable Interest Entity:  HEP is a variable interest entity (“VIE”) as defined under Financial Accounting Standard Board (“FASB”) Interpretation (“FIN”) No. 46(R). A VIE is defined as a legal entity whose equity owners do not have sufficient equity at risk or a controlling interest in the entity, or have voting rights that are not proportionate to their economic interest.

Under the provisions of FIN No. 46(R), HEP’s purchase of certain pipelines and tankage assets from us (see Note 3) qualified as a reconsideration event whereby we reassessed our beneficial interest in HEP.

Notes to consolidated financial statements

Following this transaction, we reevaluated whether HEP continued to qualify as a VIE. Following this transfer, we determined that HEP continued to qualify as a VIE, and furthermore, we determined that our beneficial interest in HEP exceeded 50%. Accordingly, we reconsolidated HEP effective March 1, 2008 and no longer account for our investment in HEP under the equity method of accounting. As a result, our financial statements include the consolidated results of HEP. Amounts allocated to HEP’s noncontrolling interest holders are recorded to noncontrolling interest.

Under the equity method of accounting, prior to March 1, 2008, we recorded our pro-rata share of earnings in HEP. Contributions to and distributions from HEP were recorded as adjustments to our investment balance.

Investments in Joint Ventures:  We consolidate the results of our joint ventures where we have an ownership interest of greater than 50% and use the equity method of accounting for investments in which we a 50% or less ownership interest. As of December 31, 2008 we have no investments in joint ventures that we account for using the equity method of accounting.

Derivative Instruments:  All derivative instruments are recognized as either assets or liabilities in the balance sheet and measured at fair value. Changes in the derivative instrument’s fair value are recognized in earnings unless specific hedge accounting criteria are met. See Note 11, Debt for additional information on HEP’s interest rate swap and hedging activities.

Revenue Recognition:  Refined product sales and related cost of sales are recognized when products are shipped and title has passed to customers. Pipeline transportation revenues are recognized as products are shipped on our pipelines. All revenues are reported inclusive of shipping and handling costs billed and exclusive of any taxes billed to customers. Shipping and handling costs incurred are reported in cost of products sold.

Depreciation:  Depreciation is provided by the straight-line method over the estimated useful lives of the assets, primarily 12 to 25 years for refining facilities, 10 to 25 years for pipeline and terminal facilities, 3 to 5 years for transportation vehicles, 10 to 40 years for buildings and improvements and 7 to 30 years for other fixed assets.

Cost Classifications:  Costs of products sold include the cost of crude oil, other feedstocks, blendstocks and purchased finished products, inclusive of transportation costs. We purchase crude oil that at times exceeds the supply needs of our refineries. Quantities in excess of our needs are sold at market prices to purchasers of crude oil that are recorded on a gross basis with the sales price recorded as revenues and the corresponding acquisition cost as cost of products sold. Additionally, we enter into buy/sell exchanges of crude oil with certain parties to facilitate the delivery of quantities to certain locations that are netted at carryover cost. Operating expenses include direct costs of labor, maintenance materials and services, utilities, marketing expense and other direct operating costs. General and administrative expenses include compensation, professional services and other support costs.

Deferred Maintenance Costs:  Our refinery units require regular major maintenance and repairs which are commonly referred to as “turnarounds”. Catalysts used in certain refinery processes also require regular “change-outs”. The required frequency of the maintenance varies by unit and by catalyst, but generally is every two to five years. Turnaround costs are deferred and amortized over the period until the next scheduled turnaround. Other repairs and maintenance costs are expensed when incurred.

Environmental Costs:  Environmental costs are charged to operating expenses if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when site restoration and environmental remediation, cleanup and other obligations are either known or considered probable and can be reasonably estimated. Recoveries of environmental costs through insurance, indemnification arrangements or other sources are included in other assets to the extent such recoveries are considered probable.

Notes to consolidated financial statements

Contingencies:  We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

Income Taxes:  Provisions for income taxes include deferred taxes resulting from temporary differences in income for financial and tax purposes, using the liability method of accounting for income taxes. The liability method requires the effect of tax rate changes on current and accumulated deferred income taxes to be reflected in the period in which the rate change was enacted. The liability method also requires that deferred tax assets be reduced by a valuation allowance unless it is more likely than not that the assets will be realized.

Potential interest and penalties related to income tax matters are recognized in income tax expense. We believe we have appropriate support for the income tax positions taken and to be taken on our income tax returns and that our accruals for tax liabilities are adequate for all open years based on an assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.

New accounting pronouncements:

SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements—an Amendment of Accounting Research Bulletin No. 51”

In December 2007, the FASB issued SFAS No. 160 which changes the classification of noncontrolling interests, also referred to as minority interests, in the consolidated financial statements. This standard was effective for all fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption was not permitted.

We adopted this standard effective January 1, 2009. These historical financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 have been updated to reflect our retrospective application of this standard. As a result, all previous references to “minority interest” within these financial statements have been replaced with “noncontrolling interest.” Additionally, net income attributable to the non-controlling interest in our HEP subsidiary is now presented as an adjustment to net income to arrive at “Net income attributable to Holly Corporation stockholders” in our Consolidated Statements of Income. Prior to our adoption of this standard, this amount was presented as “Minority interests in earnings of Holly Energy Partners,” a non-operating expense item before “Income before income taxes.” Additionally, equity attributable to noncontrolling interests is now presented as a separate component of total equity in our Consolidated Financial Statements. While this presentation differs from previous GAAP requirements, this standard did not affect our net income and equity attributable to Holly stockholders.

SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of SFAS No. 133”

In March 2008, the FASB issued SFAS No. 161 which amends and expands the disclosure requirements of SFAS 133 to include disclosure of the objectives and strategies related to an entity’s use of derivative instruments, disclosure of how an entity accounts for its derivative instruments and disclosure of the financial impact including effect on cash flows associated with derivative activity. We adopted this standard effective January 1, 2009 which did not have a material impact on our financial condition, results of operations and cash flows.

Notes to consolidated financial statements

NOTE 2:	DISCONTINUED OPERATIONS

On March 31, 2006 we sold the Montana Refinery to Connacher. The net cash proceeds we received on the sale of the Montana Refinery amounted to $48.9 million, net of transaction fees and expenses. Additionally we received 1,000,000 shares of Connacher common stock valued at $4.3 million at March 31, 2006. In accounting for the sale, we recorded a pre-tax gain of $22.3 million. The Montana Refinery assets disposed of had a net book value at March 31, 2006 of $13.7 million for property, plant and equipment, $15.4 million for inventories and $2.1 million for other assets, with current liabilities assumed amounting to $0.3 million.

The following tables provide summarized income statement information related to discontinued operations:

Year ended
December 31,
2006

(in thousands)

Sales and other revenues from discontinued operations	$53,913

Income from discontinued operations before income taxes	$9,021
Income tax expense	(3,361)

Income from discontinued operations, net	5,660

Gain on sale of discontinued operations before income taxes	22,328
Income tax expense	(8,320)

Gain on sale of discontinued operations, net	14,008

Income from discontinued operations, net	$19,668

In accordance with the Montana Refinery sale agreement, we retained certain financial liabilities, including certain environmental liabilities related to required remediation and corrective action for environmental conditions that existed at the time of sale and for financial penalties for infractions that occurred prior to the sale. As of December 31, 2008, we had an accrual of $1.8 million related to such environmental liabilities which is included in our environmental liability accrual as discussed in Note 10.

NOTE 3:	HOLLY ENERGY PARTNERS

HEP is a publicly held master limited partnership that commenced operations July 13, 2004 upon the completion of its initial public offering. We currently have a 46% ownership interest in HEP, including our 2% general partner interest.

HEP is a variable interest entity as defined under FIN No. 46R. Under the provisions of FIN No. 46R, HEP’s acquisition of the Crude Pipelines and Tankage Assets (discussed below) qualified as a reconsideration event whereby we reassessed whether HEP continued to qualify as a VIE. Following this transfer, we determined that HEP continued to qualify as a VIE, and furthermore, we determined that our beneficial interest in HEP exceeded 50%. Accordingly, we reconsolidated HEP effective March 1, 2008 and no longer account for our investment in HEP under the equity method of accounting.

On February 29, 2008, we closed on the sale of the Crude Pipelines and Tankage Assets to HEP for $180.0 million. The assets consisted of crude oil trunk lines that deliver crude oil to our Navajo Refinery in southeast New Mexico, gathering and connection pipelines located in west Texas and New Mexico, on-site crude tankage located within the Navajo and Woods Cross Refinery complexes, a jet

Notes to consolidated financial statements

fuel products pipeline between Artesia and Roswell, New Mexico and a leased jet fuel terminal in Roswell, New Mexico. Consideration received consisted of $171.0 million in cash and 217,497 HEP common units having a value of $9.0 million.

In connection with this transaction, we entered into a 15-year crude pipelines and tankage agreement with HEP (the “HEP CPTA”). Under the HEP CPTA, we agreed to transport and store volumes of crude oil on HEP’s crude pipelines and tankage facilities that, at the agreed rates, result in minimum annual payments to HEP of $26.8 million. These annual payments are adjusted each year at a rate equal to the percentage change in the producer price index (“PPI”), but will not decrease as a result of a decrease in the PPI. Under the agreement, the tariff rates on the crude pipelines will generally be increased each year at a rate equal to the percentage change in the Federal Energy Regulatory Commission (“FERC”) Oil Pipeline Index. The FERC Oil Pipeline Index is the change in the PPI plus a FERC adjustment factor. Additionally, we amended our omnibus agreement with HEP (the “Omnibus Agreement”) to provide $7.5 million of indemnification for a period of up to 15-years for environmental noncompliance and remediation liabilities associated with the Crude Pipelines and Tankage Assets that occurred or existed prior to our sale to HEP.

HEP also serves our refineries in New Mexico and Utah under a 15-year pipelines and terminals agreement (“HEP PTA”) expiring in 2019 and a 15-year intermediate pipeline agreement expiring in 2020 (“HEP IPA”). Under the HEP PTA, we pay HEP fees to transport on their refined product pipelines and/or throughput in their terminals volumes of refined products that will result in minimum annual payments to HEP. Under the HEP IPA, we agreed to transport minimum volumes of intermediate products on the intermediate pipelines that will result in minimum annual payments to HEP. Minimum payments for both agreements are adjusted annually on July 1 based on increases in the PPI. Following the July 1, 2008 PPI rate adjustment, minimum payments under the HEP PTA and the HEP IPA are $41.2 million and $13.3 million, respectively, for the twelve months ending June 30, 2009.

The following table sets forth the changes in our investment account in HEP for the period from January 1, 2008 through February 29, 2008, prior to our reconsolidation effective March 1, 2008:

(in thousands)

Investment in HEP balance at December 31, 2007	$(168,093)
Equity in the earnings of HEP	2,990
Regular quarterly distributions from HEP	(6,057)
Consideration received in excess of basis in Crude Pipeline and Tankage Assets	(153,223)
HEP common units received	9,000
Purchase of additional HEP common units	104
Contribution made to maintain 2% general partner interest	186

Investment in HEP balance at February 29, 2008	$(315,093)

The balance sheet impact of our reconsolidation of HEP on March 1, 2008 was an increase in cash of $7.3 million, an increase in other current assets of $5.9 million, an increase in property, plant and equipment of $336.9 million, an increase in goodwill, intangibles and other assets of $81.5 million, an increase in current liabilities of $19.6 million, an increase in long-term debt of $338.5 million, a decrease in other long-term liabilities of $0.5 million, an increase in noncontrolling interest of $389.1 million and a decrease in distributions in excess of investment in HEP of $315.1 million.

We have related party transactions with HEP for pipeline and terminal expenses, certain employee costs, insurance costs and administrative costs under the HEP PTA, HEP IPA, HEP CPTA and the Omnibus Agreement. Effective March 1, 2008, we reconsolidated HEP. As a result, our financial statements

Notes to consolidated financial statements

include the consolidated results of HEP and intercompany transactions with HEP are eliminated. Related party transactions prior to our reconsolidation of HEP are as follows:

➢	Pipeline and terminal expenses paid to HEP were $10.6 million for the period from January 1, 2008 through February 29, 2008 and $61.0 million for the year ended December 31, 2007, respectively.

➢	We charged HEP $0.4 million for the period from January 1, 2008 through February 29, 2008 and $2.0 million for the year ended December 31, 2007, respectively, for general and administrative services under the Omnibus Agreement which we recorded as a reduction in expenses.

➢	HEP reimbursed us for costs of employees supporting their operations of $2.1 million for the period from January 1, 2008 through February 29, 2008 and $8.5 million for the year ended December 31 2007, respectively, which we recorded as a reduction in expenses.

➢	We reimbursed HEP $0.3 million for the year ended December 31, 2007 for certain costs paid on our behalf.

➢	We received as regular distributions on our subordinated units, common units and general partner interest $6.1 million for the period from January 1, 2008 through February 29, 2008 and $22.8 million for the year ended December 31, 2007, respectively. Our distributions included $0.7 million for the period from January 1, 2008 through February 29, 2008 and $2.2 million for the year ending December 31, 2007, respectively, in incentive distributions with respect to our general partner interest.

➢	We had a related party receivable from HEP of $6.0 million at February 29, 2008 and December 31, 2007.

➢	We had accounts payable to HEP of zero and $5.7 million at February 29, 2008 and December 31, 2007, respectively.

NOTE 4:  EARNINGS PER SHARE

Basic earnings per share from continuing operations is calculated as income from continuing operations attributable to Holly Corporation stockholders divided by the average number of shares of common stock outstanding. Diluted earnings per share from continuing operations assumes, when dilutive, the issuance of the net incremental shares from stock options and variable performance shares. The following is a reconciliation of the denominators of the basic and diluted per share computations:

	Years ended December 31,
	2008	2007	2006

	(in thousands, except per share data)

Income from continuing operations attributable to Holly Corporation stockholders	$120,558	$334,128	$246,898
Average number of shares of common stock outstanding	50,202	54,852	56,976
Effect of dilutive stock options, variable restricted shares and performance share units	347	998	1,234

Average number of shares of common stock outstanding assuming dilution	50,549	55,850	58,210

Income from continuing operations per share attributable to Holly Corporation stockholders—basic	$2.40	$6.09	$4.33
Income from continuing operations per share attributable to Holly Corporation stockholders—diluted	$2.38	$5.98	$4.24

Notes to consolidated financial statements

NOTE 5:	STOCK-BASED COMPENSATION

On December 31, 2008, Holly had three principal share-based compensation plans, which are described below. The compensation cost that has been charged against income for these plans was $7.6 million, $10.8 million and $21.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $2.9 million, $4.2 million and $7.6 million for the years ended December 31, 2008, 2007 and 2006, respectively. Our current accounting policy for the recognition of compensation expense for awards with pro-rata vesting (substantially all of our awards) is to expense the costs pro-rata over the vesting periods. At December 31, 2008, 2,407,172 shares of common stock were reserved for future grants under the current long-term incentive compensation plan, which reservation allows for awards of options, restricted stock, or other performance awards.

Additionally in 2008, we recorded $1.7 million of equity based compensation expense attributable to HEP’s equity based compensation plan as a result of our reconsolidation effective March 1, 2008.

Stock options

Under our long-term incentive compensation plan and a previous stock option plan, we have granted stock options to certain officers and other key employees. All the options have been granted at prices equal to the market value of the shares at the time of the grant and normally expire on the tenth anniversary of the grant date. These awards generally vest 20% at the end of each of the five years after the grant date. There have been no options granted since December 2001. The fair value on the date of grant for each option awarded was been estimated using the Black-Scholes option pricing model.

A summary of option activity and changes during the year ended December 31, 2008 is presented below:

			Weighted-
		Weighted-	average	Aggregate
		average	remaining	intrinsic
		exercise	contractual	value
Options	Shares	price	term	($000)

Outstanding at January 1, 2008	491,200	$2.56
Exercised	(406,000)	$2.47

Outstanding at December 31, 2008	85,200	$2.98	2.2	$1,300

Exercisable at December 31, 2008	85,200	$2.98	2.2	$1,300

The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was $8.6 million, $68.0 million and $30.9 million, respectively.

All outstanding stock options granted became fully vested during 2006. The total fair value of options vested during the year ended December 31, 2006 was $0.4 million.

Cash received from option exercises under the stock option plans for the years ended December 31, 2008, 2007 and 2006, was $1.0 million, $2.3 million and $2.6 million, respectively. The actual tax benefit realized for the tax deductions from option exercises under the stock option plans totaled $3.4 million, $26.0 million and $12.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Restricted stock

Under our long-term incentive compensation plan, we grant certain officers, other key employees and outside directors restricted stock awards with substantially all awards vesting generally over a period of

Notes to consolidated financial statements

one to five years. Although ownership of the shares does not transfer to the recipients until after the shares vest, recipients have dividend rights on these shares from the date of grant. The vesting for certain key executives is contingent upon certain earnings per share targets being realized. The fair value of each share of restricted stock awarded, including the shares issued to the key executives, was measured based on the market price as of the date of grant and is being amortized over the respective vesting period.

A summary of restricted stock activity and changes during the year ended December 31, 2008 is presented below:

		Weighted-
		average	Aggregate
		grant-date	intrinsic
Restricted stock	Grants	fair value	value ($000)

Outstanding at January 1, 2008 (non-vested)	298,565	$27.22
Vesting and transfer of ownership to recipients	(138,648)	$23.58
Granted	86,409	$45.91
Forfeited	(11,016)	$34.87

Outstanding at December 31, 2008 (non-vested)	235,310	$35.86	$4,290

The total fair value of restricted stock vested and transferred to recipients during the years ended December 31, 2008, 2007 and 2006 was $2.5 million, $12.9 million and $5.5 million, respectively. As of December 31, 2008, there was $2.0 million of total unrecognized compensation cost related to non-vested restricted stock grants. That cost is expected to be recognized over a weighted-average period of 1.2 years.

Performance share units

Under our long-term incentive compensation plan, we grant certain officers and other key employees performance share units, which are payable in either cash or stock upon meeting certain criteria over the service period, and generally vest over a period of one to three years. Under the terms of our performance share unit grants, awards are subject to either a “financial performance” or a “market performance” criteria.

During the year ended December 31, 2008, we granted 60,605 performance share units with a fair value based on our grant date closing stock price of $47.47. All shares were granted during the first quarter of 2008 and are payable in stock and are subject to certain financial performance criteria.

The fair value of each performance share unit award subject to the financial performance criteria and payable in stock is computed using the grant date closing stock price of each respective award grant and will apply to the number of units ultimately awarded. The number of shares ultimately issued for each award will be based on our financial performance as compared to peer group companies over the performance period and can range from zero to 200%. As of December 31, 2008, estimated share payouts for outstanding non-vested performance share unit awards ranged from 80% to 156%.

The fair value of each performance share unit award based on market performance criteria and payable in stock is computed based on an expected-cash-flow approach. The analysis utilizes the grant date closing stock price, dividend yield, historical total returns, expected total returns based on a capital asset pricing model methodology, standard deviation of historical returns and comparison of expected total returns with the peer group. The expected total return and historical standard deviation are applied to a lognormal expected return distribution in a Monte Carlo simulation model to identify the expected range of potential returns and probabilities of expected returns.

Notes to consolidated financial statements

A summary of performance share unit activity and changes during the year ended December 31, 2008 is presented below:

			Financial
	Market performance		performance
	Payable in	Stock	Stock	Total
	cash	settled	settled	performance
Performance share units	grants	grants	grants	share units

Outstanding at January 1, 2008 (non-vested)	81,450	42,474	116,156	240,080
Vesting and payment of benefit to recipients	(81,450)	(42,474)	—	(123,924)
Granted	—	—	60,605	60,605
Forfeited	—	—	(7,092)	(7,092)

Outstanding at December 31, 2008 (non-vested)	—	—	169,669	169,669

For the year ended December 31, 2008 we paid $6.0 million and issued 84,948 shares of our common stock (representing a 200% share payout) having a fair value of $2.7 million related to vested performance share units. Based on the weighted average grant date fair value of $42.50 there was $5.2 million of total unrecognized compensation cost related to non-vested performance share units. That cost is expected to be recognized over a weighted-average period of 1.3 years.

NOTE 6:	CASH AND CASH EQUIVALENTS AND INVESTMENTS IN MARKETABLE SECURITIES

Our investment portfolio consists of cash, cash equivalents, and investments in debt securities primarily issued by government entities. In addition, we have 1,000,000 shares of Connacher common stock that was received as partial consideration upon our sale of the Montana Refinery in 2006.

We invest in highly-rated marketable debt securities, primarily issued by government entities that have maturities at the date of purchase of greater than three months. These securities include investments in variable rate demand notes (“VRDN”). Although VRDN may have long-term stated maturities, generally 15 to 30 years, we have designated these securities as available-for-sale and have classified them as current because we view them as available to support our current operations. Rates on VRDN are typically reset either daily or weekly. VRDN may be liquidated at par on the rate reset date. We also invest in other marketable debt securities with the maximum maturity of any individual issue not greater than two years from the date of purchase. All of these instruments including investments in equity securities are classified as available-for-sale, and as a result, are reported at fair value. Interest income is recorded as earned. Unrealized gains and losses, net of related income taxes, are considered temporary and are reported as a component of accumulated other comprehensive income. Upon sale, realized gains and losses on the sale of marketable securities are computed based on the specific identification of the underlying cost of the securities sold and the unrealized gains and losses previously reported in other comprehensive income are reclassified to current earnings.

During the year ended December 31, 2008, we recorded an impairment loss of $3.7 million related to our investment in Connacher common stock having an initial cost basis of $4.3 million. Although this investment in equity securities was in an unrealized loss position for less than 12-months, we accounted for this as an other-than-temporary decline due to the severity of the loss in fair value of this investment.

Notes to consolidated financial statements

The following is a summary of our available-for-sale securities at December 31, 2008:

	Available-for-sale securities
				Estimated
		Gross	Recognized	fair value
	Amortized	unrealized	impairment	(net carrying
	cost	gain	loss	amount)

	(in thousands)

States and political subdivisions	$54,389	$210	$—	$54,599
Equity securities	4,328	—	(3,724)	604

Total marketable securities	$58,717	$210	$(3,724)	$55,203

For the year ended December 31, 2008, we received a total of $945.5 million related to sales and maturities of marketable debt securities.

The following is a summary of our available-for-sale securities at December 31, 2007:

	Available-for-sale securities
			Estimated
			fair value
	Amortized	Gross unrealized	(net carrying
	cost	gain (loss)	amount)

	(in thousands)

States and political subdivisions	$230,709	$866	$231,575
Equity securities	4,328	(488)	3,840

Total marketable securities	$235,037	$378	$235,415

For the year ended December 31, 2007, we received a total of $509.3 million related to sales and maturities of marketable debt securities.

NOTE 7:  INVENTORIES

Inventories are stated at the lower of cost, using the LIFO method for crude oil and refined products and the average cost method for materials and supplies, or market. Cost is determined using the LIFO inventory valuation methodology and market is determined using current estimated selling prices. Under the LIFO method, the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. In periods of rapidly declining prices, LIFO inventories may have to be written down to market due to the higher costs assigned to LIFO layers in prior periods. In addition, the use of the LIFO inventory method may result in increases or decreases to cost of sales in years that inventory volumes decline as the result of charging cost of sales with LIFO inventory costs generated in prior periods.

Notes to consolidated financial statements

Inventory consists of the following components:

	December 31,
	2008	2007

	(in thousands)

Crude oil	$21,446	$25,364
Other raw materials and unfinished products(1)	2,640	7,226
Finished products(2)	83,725	85,718
Process chemicals(3)	3,800	4,312
Repairs and maintenance supplies and other	14,124	18,010

Total inventory	$125,735	$140,630

(1)	Other raw materials and unfinished products include feedstocks and blendstocks, other than crude.

(2)	Finished products include gasolines, jet fuels, diesels, asphalts, LPG’s and residual fuels.

(3)	Process chemicals include catalysts, additives and other chemicals.

The excess of current cost over the LIFO value of inventory was $33.0 million and $199.4 million at December 31, 2008 and 2007, respectively. We recognized a reduction in cost of products sold of $8.4 million for the year ended December 31, 2008 and recognized a charge of $0.8 million to cost of products sold for the year ended December 31, 2007. The 2008 cost reduction resulted from liquidations of certain LIFO inventory quantities that were carried at lower costs as compared to acquisition costs at the beginning of the year. The $0.8 million charge for 2007 was the result of certain LIFO inventory liquidations that were carried at higher costs as compared to acquisition costs at the beginning of the year.

NOTE 8:	PROPERTIES, PLANTS AND EQUIPMENT

	December 31,
	2008	2007

	(in thousands)

Land, buildings and improvements	$54,529	$24,340
Refining facilities	493,706	478,445
Pipelines and terminals	338,558	68,709
Transportation vehicles	19,313	13,564
Oil and gas exploration and development	—	2,917
Other fixed assets	50,187	43,534
Construction in progress	553,408	171,311

	1,509,701	802,820
Accumulated depreciation	(304,379)	(271,970)

	$1,205,322	$530,850

During the year ended December 31, 2008, $1.0 million in interest attributable to HEP’s construction projects was capitalized. We did not capitalize any interest in 2007.

Depreciation expense was $53.3 million, $35.8 million and $30.9 million for the years ended December 31, 2008, 2007 and 2006, respectively. Depreciation expense for the year ended December 31, 2008 includes $17.5 million of depreciation expense attributable to the operations of HEP as a result of our reconsolidation effective March 1, 2008.

Notes to consolidated financial statements

NOTE 9:	JOINT VENTURE

In December 2007, we entered into a definitive agreement with Sinclair to jointly build a 12-inch refined products pipeline from Salt Lake City, Utah to Las Vegas, Nevada, together with terminal facilities in the Cedar City, Utah and north Las Vegas areas (the “UNEV Pipeline”). Under the agreement, we own a 75% interest in the joint venture pipeline and Sinclair owns the remaining 25% interest. The total cost of the pipeline project including terminals is expected to be $300.0 million. Our share of this cost would be $225.0 million. In connection with this project, we have entered into a 10-year commitment to ship an annual average of 15,000 barrels per day of refined products on the UNEV Pipeline at an agreed tariff rate. Our commitment for each year is subject to reduction by up to 5,000 barrels per day in specified circumstances relating to shipments by other shippers. We have an option agreement with HEP granting them an option to purchase all of our equity interests in this joint venture pipeline effective for a 180-day period commencing when the UNEV Pipeline becomes operational, at a purchase price equal to our investment in this joint venture pipeline plus interest at 7% per annum.

The UNEV project is in the final stage of the Bureau of Land Management permit process. Since it is anticipated that the permit to proceed will now be received during the second quarter of 2009, we are currently evaluating whether to maintain the current completion schedule for UNEV of early 2010 or whether from a commercial perspective, it would be better to delay completion until the fall of 2010.

NOTE 10:	ENVIRONMENTAL COSTS

Consistent with our accounting policy for environmental remediation costs, we expensed $0.4 million, $2.3 million and $5.6 million for the years ended December 31, 2008, 2007 and 2006, respectively, for environmental remediation obligations. The accrued environmental liability reflected in the consolidated balance sheet was $7.3 million and $8.6 million at December 31, 2008 and 2007, respectively, of which $4.2 million and $5.3 million, respectively, was classified as other long-term liabilities. Costs of future expenditures for environmental remediation are expected to be incurred over the next several years and are not discounted to their present value.

NOTE 11:	DEBT

Credit facilities

In March 2008, we entered into an amended and restated $175.0 million senior secured revolving credit agreement (the “Credit Agreement”) that amends and restates our previous credit agreement in its entirety with Bank of America, N.A. as administrative agent and lender. The Credit Agreement has a term of five years and an option to increase the facility to $300.0 million subject to certain conditions. This credit facility expires in 2013 and may be used to fund working capital requirements, capital expenditures, acquisitions or other general corporate purposes. We were in compliance with all covenants at December 31, 2008. At December 31, 2008, we had outstanding letters of credit totaling $2.5 million, and no outstanding borrowings under our credit facility. At that level of usage, the unused commitment under our credit facility was $172.5 million at December 31, 2008.

HEP has a $300.0 million senior secured revolving credit agreement (the “HEP Credit Agreement”) with Union Bank of California, N.A. as one of the lenders and as administrative agent and an option to increase the facility to $370.0 million subject to certain conditions. The HEP Credit Facility expires in August 2011 and may be used to fund working capital requirements, capital expenditures, acquisitions or other general partnership purposes. HEP’s obligations under the HEP Credit Agreement are collateralized by substantially all of HEP’s assets. HEP assets that are included in our Consolidated Balance Sheets at December 31, 2008 consist of $5.3 million in cash and cash equivalents, $5.1 million in trade accounts receivable and other current assets, $354.1 million in property, plant and equipment,

Notes to consolidated financial statements

net and $56.1 million in intangible and other assets. Indebtedness under the HEP Credit Agreement is recourse to HEP Logistics Holdings, L.P., their general partner, and guaranteed by HEP’s wholly-owned subsidiaries. Any recourse to the general partner would be limited to the extent of HEP Logistics Holdings, L.P.’s assets, which other than their investment in HEP, are not significant. Navajo Pipeline Co., L.P., Navajo Refining Company, L.L.C. and Woods Cross Refining Company, L.L.C., three of our subsidiaries, have agreed to indemnify HEP’s controlling partner to the extent it makes any payment in satisfaction of debt service due on up to a $171.0 million aggregate principal amount of borrowings under the HEP Credit Agreement.

HEP senior notes due 2015

The HEP senior notes maturing March 1, 2015 are registered with the SEC and bear interest at 6.25% (“HEP Senior Notes”). The HEP Senior Notes are unsecured and impose certain restrictive covenants, including limitations on HEP’s ability to incur additional indebtedness, make investments, sell assets, incur certain liens, pay distributions, enter into transactions with affiliates, and enter into mergers. At any time when the HEP Senior Notes are rated investment grade by both Moody’s and Standard & Poor’s and no default or event of default exists, HEP will not be subject to many of the foregoing covenants. Additionally, HEP has certain redemption rights under the HEP Senior Notes. Indebtedness under the HEP Senior Notes is recourse to HEP Logistics Holdings, L.P., their general partner, and guaranteed by HEP’s wholly-owned subsidiaries. Any recourse to the general partner would be limited to the extent of HEP Logistics Holdings, L.P.’s assets, which other than their investment in HEP, are not significant. Navajo Pipeline Co., L.P., one of our subsidiaries, has agreed to indemnify HEP’s controlling partner to the extent it makes any payment in satisfaction of debt service on up to $35.0 million of the principal amount of the HEP Senior Notes.

At December 31, 2008, the carrying amount of HEP’s long-term debt was as follows:

(in thousands)

HEP Credit Agreement	$200,000
HEP Senior Notes
Principal	185,000
Unamortized discount	(16,223)
Unamortized premium—de-designated fair value hedge	2,137

170,914

Total debt	370,914
Less short-term borrowings under HEP Credit Agreement	29,000

Total long-term debt	$341,914

Interest rate risk management

As of December 31, 2008, HEP had three interest rate swap contracts.

HEP entered into an interest rate swap to hedge their exposure to the cash flow risk caused by the effects of LIBOR changes on the $171.0 million Credit Agreement advance that HEP used to finance their purchase of the Crude Pipelines and Tankage Assets from us. This interest rate swap effectively converts their $171.0 million LIBOR based debt to fixed rate debt having an interest rate of 3.74% plus an applicable margin, currently 1.75%, which equaled an effective interest rate of 5.49% as of December 31, 2008. The maturity date of this swap contract is February 28, 2013. HEP intends to renew the HEP Credit Agreement prior to its expiration in August 2011 and continue to finance the $171.0 million balance until the swap matures.

Notes to consolidated financial statements

HEP designated this interest rate swap as a cash flow hedge. Based on their assessment of effectiveness using the change in variable cash flows method, HEP determined that this interest rate swap is effective in offsetting the variability in interest payments on the $171.0 million variable rate debt resulting from changes in LIBOR. Under hedge accounting, HEP adjusts their cash flow hedge to its fair value on a quarterly basis with a corresponding offset to accumulated other comprehensive income. Also on a quarterly basis, HEP measures hedge effectiveness by comparing the present value of the cumulative change in the expected future interest to be paid or received on the variable leg of the swap against the expected future interest payments on the $171.0 million variable rate debt. Any ineffectiveness is reclassified from accumulated other comprehensive income to interest expense. As of December 31, 2008, HEP had no ineffectiveness on their cash flow hedge.

HEP also has an interest rate swap contract that effectively converts interest expense associated with $60.0 million of the HEP 6.25% Senior Notes from fixed to variable rate debt (“Variable Rate Swap”). Under this swap contract, interest on the $60.0 million notional amount is computed using the three-month LIBOR plus a spread of 1.1575%, which equaled an effective interest rate of 3.36% as of December 31, 2008. The maturity date of this swap contract is March 1, 2015, matching the maturity of the Senior Notes.

In October 2008, HEP entered into an additional interest rate swap contract, effective December 1, 2008, that effectively unwinds the effects of the Variable Rate Swap discussed above, converting $60.0 million of their hedged long-term debt back to fixed rate debt (“Fixed Rate Swap”). Under the Fixed Rate Swap, interest on a notional amount of $60.0 million is computed at a fixed rate of 3.59% versus three-month LIBOR which when added to the 1.1575% spread on the Variable Rate Swap results in an effective fixed interest rate of 4.75%. The maturity date of this swap contract is December 1, 2013.

HEP’s interest rate swaps not having a “hedge” designation are measured quarterly at fair value either as an asset or a liability in the consolidated balance sheets with a corresponding entry to interest expense. For the year ended December 31, 2008, HEP recognized $2.3 million in interest expense attributable to fair value adjustments to its interest rate swaps.

Prior to the execution of HEP’s Fixed Rate Swap, the Variable Rate Swap was designated as a fair value hedge of $60.0 million in outstanding principal under the HEP Senior Notes. This hedge met the requirements to assume no ineffectiveness and was accounted for using the “shortcut” method of accounting whereby offsetting fair value adjustments to the underlying swap were made to the carrying value of the HEP Senior Notes, effectively adjusting the carrying value of this $60.0 million to its fair value. HEP de-designated this hedge in October 2008. At this time, the carrying balance of the HEP Senior Notes included a $2.2 million premium due to the application of hedge accounting until the de-designation date. This premium is being amortized as a reduction to interest expense over the remaining term of the Variable Rate Swap.

HEP records interest expense equal to the variable rate payments under the swaps. Receipts under the swap agreements are recorded as a reduction of interest expense.

Notes to consolidated financial statements

Additional information on HEP’s interest rate swaps is as follows:

	Balance sheet	Fair	Location of	Offsetting
Interest rate swaps	location	value	offsetting balance	amount

			(in thousands)

Asset
Fixed-to-variable interest rate swap—$60 million of 6.25% Senior Notes	Other assets	$4,079	Long-term debt Interest expense	$(2,195 (1,884	) )

		$4,079		$(4,079)

Liability
Cash flow hedge—$171 million LIBOR based debt	Other long-term liabilities	$(12,967)	Accumulated other comprehensive income	$12,967
Variable-to-fixed interest rate swap—$60 million	Other long-term liabilities	(4,166)	Interest expense	4,166

		$(17,133)		$17,133

We made cash interest payments of $14.3 million, $0.8 million and $0.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTE 12:	INCOME TAXES

The provision for income taxes from continuing operations is comprised of the following:

	Years ended December 31,
	2008	2007	2006

	(in thousands)

Current Federal	$27,795	$113,999	$105,469
State	4,097	28,246	20,712
Deferred Federal	27,727	21,867	9,490
State	5,207	1,204	932

	$64,826	$165,316	$136,603

The statutory federal income tax rate applied to pre-tax book income from continuing operations reconciles to income tax expense as follows:

	Years ended December 31,
	2008	2007	2006

	(in thousands)

Tax computed at statutory rate	$67,349	$174,805	$134,225
State income taxes, net of federal tax benefit	7,505	19,478	14,957
Federal tax credits	(1,896)	(16,078)	(10,776)
Domestic production activities deduction	(2,380)	(8,670)	—
Tax exempt interest	(2,772)	(4,200)	—
Noncontrolling interest	(2,740)	—	—
Other	(240)	(19)	(1,803)

	$64,826	$165,316	$136,603

Notes to consolidated financial statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Our deferred income tax assets and liabilities for continuing operations as of December 31, 2008 and 2007 are as follows:

	December 31, 2008
	Assets	Liabilities	Total

	(in thousands)

Deferred taxes
Accrued employee benefits	$7,135	$(29)	$7,106
Accrued postretirement benefits	2,607	286	2,893
Accrued environmental costs	1,202	—	1,202
Inventory differences	247	489	736
Prepayments and other	1,066	(2,297)	(1,231)

Total current(1)	12,257	(1,551)	10,706
Properties, plants and equipment (due primarily to tax in excess of book depreciation)	—	(122,684)	(122,684)
Accrued postretirement benefits	14,824	—	14,824
Accrued environmental costs	1,591	—	1,591
Deferred turnaround costs	—	(11,491)	(11,491)
Investments in HEP	44,557	55	44,612
Other	6,212	(2,555)	3,657

Total noncurrent	67,184	(136,675)	(69,491)

Total	$79,441	$(138,226)	$(58,785)

	December 31, 2007
	Assets	Liabilities	Total

	(in thousands)

Deferred taxes
Accrued employee benefits	$9,703	$(29)	$9,674
Accrued postretirement benefits	1,913	—	1,913
Accrued environmental costs	1,282	—	1,282
Inventory differences	247	(6,644)	(6,397)
Prepayments and other	2,901	(6,480)	(3,579)

Total current(1)	16,046	(13,153)	2,893
Properties, plants and equipment (due primarily to tax in excess of book depreciation)	—	(108,445)	(108,445)
Accrued postretirement benefits	11,479	—	11,479
Accrued environmental costs	2,056	—	2,056
Deferred turnaround costs	—	(1,278)	(1,278)
Investments in HEP	43,218	—	43,218
Other	14,037	—	14,037

Total noncurrent	70,790	(109,723)	(38,933)

Total	$86,836	$(122,876)	$(36,040)

(1)	Our net current deferred tax assets are classified as other current assets under “Prepayments and other” in our consolidated balance sheets.

Notes to consolidated financial statements

We made income tax payments of $21.1 million in 2008, $139.4 million in 2007 and $142.9 million in 2006.

The total amount of unrecognized tax benefits as of December 31, 2008, was $4.4 million. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Liability for
unrecognized
tax benefits

(in thousands)

Balance at January 1, 2008	$3,539
Additions based on tax positions related to the current year	960
Additions for tax positions of prior years	479
Reductions for tax positions of prior years	(628)

Balance at December 31, 2008	$4,350

Included in the unrecognized tax benefits at December 31, 2008 are $2.5 million of tax benefits that, if recognized, would affect our effective tax rate. Unrecognized tax benefits are adjusted in the period in which new information about a tax position becomes available or the final outcome differs from the amount recorded.

We recognize interest and penalties relating to liabilities for unrecognized tax benefits as an element of tax expense. During the year ended December 31, 2008, we recognized $0.8 million in interest (net of related tax benefits) as a component of tax expense. We have not recorded any penalties related to our uncertain tax positions as we believe that it is more likely than not that there will not be any assessment of penalties. We do not expect that unrecognized tax benefits for tax positions taken with respect to 2008 and prior years will significantly change over the next twelve months.

We are subject to U.S. federal income tax, New Mexico income tax and to income tax of multiple other state jurisdictions. We have substantially concluded all U.S. federal, state and local income tax matters for fiscal years through December 31, 2003. This includes a review by the Joint Committee on Taxation Staff of our U.S. federal income tax returns for the tax years ended July 31, 2003 and December 31, 2003 that resulted in no changes to our positions taken on these returns. In 2008, the Internal Revenue Service commenced an examination of our U.S. federal income tax returns for the tax years ended December 31, 2004 and 2005. We anticipate that these audits will be completed by the end of 2009.

NOTE 13:	STOCKHOLDERS’ EQUITY

The following table shows our common shares outstanding and the activity during the year:

	Years ended December 31,
	2008	2007	2006

Common shares outstanding at beginning of year	52,616,169	55,316,615	58,752,942
Issuance of common stock upon exercise of stock options	406,000	1,085,600	902,700
Issuance of restricted stock, excluding restricted stock with performance feature	104,515	230,196	51,952
Vesting of restricted stock with performance feature	84,948	151,000	119,000
Forfeitures of restricted stock	(2,033)	(23,537)	(4,984)
Purchase of treasury stock(1)	(3,266,379)	(4,143,705)	(4,504,995)

Common shares outstanding at end of year	49,943,220	52,616,169	55,316,615

(footnote on following page)

Notes to consolidated financial statements

(1)	Includes shares purchased under the terms of restricted stock agreements to provide funds for the payment of payroll and income taxes due at vesting of restricted stock.

Common Stock Repurchases:  Under our common stock repurchase program, common stock repurchases are being made from time to time in the open market or privately negotiated transactions based on market conditions, securities law limitations and other factors. During the year ended December 31, 2008, we repurchased 3,228,489 shares at a cost of $137.1 million or an average of $42.48 per share. Since inception of our common stock repurchase initiative beginning in May 2005 through December 31, 2008, we have repurchased 16,759,395 shares at a cost of $655.2 million or an average of $39.10 per share.

During the year ended December 31, 2008, we repurchased at market price from certain executives 55,515 shares of our common stock at a cost of $2.0 million. These purchases were made under the terms of restricted stock and performance share unit agreements to provide funds for the payment of payroll and income taxes due at the vesting of restricted shares in the case of officers and employees who did not elect to satisfy such taxes by other means.

NOTE 14:	OTHER COMPREHENSIVE INCOME (LOSS)

The components and allocated tax effects of other comprehensive income (loss) are as follows:

		Tax expense
	Before-tax	(benefit)	After-tax

	(in thousands)

For the year ended December 31, 2008
Minimum pension liability adjustment	$(21,572)	$(8,391)	$(13,181)
Retirement medical obligation adjustment	1,433	557	876
Unrealized loss on available-for-sale securities	(169)	(67)	(102)
Unrealized loss on HEP cash flow hedge	(12,967)	(2,290)	(10,677)

Other comprehensive loss	(33,275)	(10,191)	(23,084)
Less other comprehensive loss attributable to noncontrolling interest	(7,079)	—	(7,079)

Other comprehensive loss attributable to Holly Corporation stockholders	$(26,196)	$(10,191)	$(16,005)

For the year ended December 31, 2007
Minimum pension liability adjustment	$(9,373)	$(3,647)	$(5,726)
Retirement medical obligation adjustment	(5,038)	(1,960)	(3,078)
Unrealized gain on available-for-sale securities	1,779	693	1,086

Other comprehensive loss attributable to Holly Corporation stockholders	$(12,632)	$(4,914)	$(7,718)

For the year ended December 31, 2006
Minimum pension liability adjustment	$5,542	$2,156	$3,386
Unrealized loss on available-for-sale securities	(908)	(353)	(555)

Other comprehensive loss attributable to Holly Corporation stockholders	$4,634	$1,803	$2,831

The temporary unrealized gain (loss) on securities available-for-sale is due to changes in the market prices of securities.

Notes to consolidated financial statements

Accumulated other comprehensive loss in the Holly Corporation stockholders’ equity section of the balance sheet includes:

	December 31,
	2008	2007

	(in thousands)

Pension obligation adjustment	$(29,409)	$(16,228)
Retiree medical obligation adjustment	(2,202)	(3,078)
Unrealized gain on securities available-for-sale	128	230
Unrealized loss on HEP cash flow hedge, net of noncontrolling interest	(3,598)	—

Accumulated other comprehensive loss	$(35,081)	$(19,076)

NOTE 15:	RETIREMENT PLANS

Retirement Plan:  We have a non-contributory defined benefit retirement plan that covers substantially all employees. Our policy is to make contributions annually of not less than the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Benefits are based on the employee’s years of service and compensation.

Effective January 1, 2007, the retirement plan was frozen to new employees not covered by collective bargaining agreements with labor unions. To the extent an employee was hired prior to January 1, 2007, and elected to participate in automatic contributions features under our defined contribution plan, their participation in future benefits of the retirement plan was frozen.

Notes to consolidated financial statements

The following table sets forth the changes in the benefit obligation and plan assets of our retirement plan for the years ended December 31, 2008 and 2007:

	Years ended December 31,
	2008	2007

	(in thousands)

Change in plan’s benefit obligation
Pension plan’s benefit obligation—beginning of year	$72,842	$62,107
Service cost	4,229	4,110
Interest cost	4,692	4,075
Benefits paid	(6,188)	(5,806)
Actuarial (gain) loss	(1,087)	8,356

Pension plan’s benefit obligation—end of year	74,488	72,842

Change in pension plan assets
Fair value of plan assets—beginning of year	56,454	50,414
Actual return on plan assets	(19,924)	1,846
Benefits paid	(6,188)	(5,806)
Employer contributions	15,000	10,000

Fair value of plan assets—end of year	45,342	56,454

Funded status
Under-funded balance	$(29,146)	$(16,388)

Amounts recognized in consolidated balance sheets
Accrued pension liability	$(29,146)	$(16,388)

Amounts recognized in accumulated other comprehensive loss
Actuarial loss	$(43,475)	$(21,063)
Prior service cost	(3,201)	(3,591)

Total	$(46,676)	$(24,654)

The accumulated benefit obligation was $58.7 million and $55.4 million at December 31, 2008 and 2007, respectively. The measurement dates used for our retirement plan were December 31, 2008 and 2007.

The weighted average assumptions used to determine end of period benefit obligations:

	December 31,
	2008	2007

Discount rate	6.50%	6.40%
Rate of future compensation increases	4.00%	4.00%

Notes to consolidated financial statements

Net periodic pension expense consisted of the following components:

	Years ended December 31,
	2008	2007	2006

	(in thousands)

Service cost—benefit earned during the year	$4,229	$4,110	$4,270
Interest cost on projected benefit obligations	4,692	4,075	4,133
Expected return on plan assets	(4,793)	(4,078)	(3,473)
Amortization of prior service cost	390	390	258
Amortization of net loss	1,218	908	1,042
Curtailment loss	—	—	663
Settlement loss	—	—	1,589

Net periodic pension expense	$5,736	$5,405	$8,482

The weighted average assumptions used to determine net periodic benefit expense:

	Years ended December 31,
	2008	2007	2006

	(in thousands)

Discount rate	6.40%	6.00%	6.05%
Rate of future compensation increases	4.00%	4.00%	4.00%
Expected long-term rate of return on assets	8.50%	8.50%	8.50%

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit expense in 2009 are as follows:

(in thousands)

Actuarial loss	$3,984
Prior service cost	390

Total	$4,374

At year end, our retirement plan assets were allocated as follows:

		Percentage of plan assets
		at year end
	Target allocation	December 31,	December 31,
Asset category	2009	2008	2007

Equity securities	70%	65%	68%
Debt Securities	30%	35%	32%

Total	100%	100%	100%

The investment policy developed for the Holly Corporation Pension Plan (the “Plan”) has been designed exclusively for the purpose of providing the highest probabilities of delivering benefits to Plan members and beneficiaries. Among the factors considered in developing the investment policy are: the Plans’ primary investment goal, rate of return objective, investment risk, investment time horizon, role of asset classes and asset allocation.

The most important component of the investment strategy is the asset allocation between the various classes of securities available to the Plan for investment purposes. The current target asset allocation is 70% equity investments and 30% fixed income investments. Equity investments include a blend of domestic growth and value stocks of various sizes of capitalization and international stocks.

Notes to consolidated financial statements

The overall expected long-term rate of return on Plan assets is 8.5% and is estimated using a financial simulation model of asset returns. Model assumptions are derived using historical data given the assumption that capital markets are informationally efficient.

We expect to contribute between $10.0 million to $20.0 million to the retirement plan in 2009. Benefit payments, which reflect expected future service, are expected to be paid as follows: $4.6 million in 2009; $5.2 million in 2010; $5.9 million in 2011; $7.4 million in 2012, $7.6 million in 2013 and $50.4 million in 2014-2018.

Retirement Restoration Plan:  We adopted an unfunded retirement restoration plan that provides for additional payments from us so that total retirement plan benefits for certain executives will be maintained at the levels provided in the retirement plan before the application of Internal Revenue Code limitations. We expensed $1.1 million, $0.9 million and $0.8 million for the years ended December 31, 2008, 2007 and 2006, respectively, in connection with this plan. The accrued liability reflected in the consolidated balance sheets was $6.1 million and $6.6 million at December 31, 2008 and 2007, respectively. As of December 31, 2008, the projected benefit obligation under this plan was $6.1 million. Benefit payments, which reflect expected future service, are expected to be paid as follows: $0.2 million in 2009; $0.3 million in 2010; $0.9 million in 2011; $0.6 million in 2012; $1.4 million in 2013 and $2.9 million in 2014-2018.

Defined Contribution Plans:  We have defined contribution “401(k)” plans that cover substantially all employees. Our contributions are based on employee’s compensation and partially match employee contributions. We expensed $3.7 million, $2.8 million and $1.9 million for the years ended December 31, 2008, 2007 and 2006, respectively, in connection with these plans.

Postretirement Medical Plans:  We adopted an unfunded postretirement medical plan as part of the voluntary early retirement program offered to eligible employees in fiscal 2000. As part of the early retirement program, we agreed to allow retiring employees to continue coverage at a reduced cost under our group medical plans until normal retirement age. The accrued liability reflected in the consolidated balance sheets was $6.7 million and $7.5 million at December 31, 2008 and 2007, respectively, related to this plan.

Additionally, we maintain an unfunded postretirement medical plan whereby certain retirees between the ages of 62 and 65 can receive benefits paid by us. Periodic costs under this plan have historically been insignificant.

As of December 31, 2008, the total accumulated postretirement benefit obligation under our postretirement medical plans was $6.7 million.

NOTE 16:	LEASE COMMITMENTS

We lease certain facilities and equipment under operating leases, most of which contain renewal options. At December 31, 2008, the minimum future rental commitments under operating leases having non-cancellable lease terms in excess of one year are as follows (in thousands):

2009	$8,825
2010	8,553
2011	7,483
2012	6,453
2013	6,382
Thereafter	22,839

Total	$60,535

Notes to consolidated financial statements

Rental expense charged to operations was $9.9 million, $3.2 million and $2.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. Rental expense for the year ended December 31, 2008 includes $6.6 million of rental expense attributable to the operations of HEP as a result of our reconsolidation effective March 1, 2008.

NOTE 17:	CONTINGENCIES AND CONTRACTUAL OBLIGATIONS

Contingencies

In May 2007, the United States Court of Appeals for the District of Columbia Circuit (“Court of Appeals”) issued its decision on petitions for review, brought by us and other parties, concerning rulings by the FERC in proceedings brought by us and other parties against SFPP, L.P. (“SFPP”). These proceedings relate to tariffs of common carrier pipelines, which are owned and operated by SFPP, for shipments of refined products from El Paso, Texas to Tucson and Phoenix, Arizona and from points in California to points in Arizona. We are one of several refiners that regularly utilize the SFPP pipeline to ship refined products from El Paso, Texas to Tucson and Phoenix, Arizona. The Court of Appeals in its May 2007 decision approved a FERC position, which is adverse to us, on the treatment of income taxes in the calculation of allowable rates for pipelines operated by partnerships and ruled in our favor on an issue relating to our rights to reparations when it is determined that certain tariffs we paid to SFPP in the past were too high. The income tax issue and the other remaining issues relating to SFPP’s obligations to shippers are being handled by the FERC in a single compliance proceeding covering the period from 1992 through May 2006. We currently estimate that, as a result of the May 2007 Court of Appeals decision and prior rulings by the Court of Appeals and the FERC in these proceedings, a net amount will be due from SFPP to us for the period January 1992 through May 2006 in addition to the $15.3 million we received in 2003 from SFPP as reparations for the period from 1992 through July 2000. Because proceedings in the FERC following the Court of Appeals decision have not been completed and final action by the FERC could be subject to further court proceedings, it is not possible at this time to determine what will be the net amount payable to us at the conclusion of these proceedings. We and other shippers have been engaged in settlement discussions with SFPP on remaining issues in the FERC proceedings. A partial settlement covering the period June 2006 through November 2007, which became final in February 2008, resulted in a payment from SFPP to us of approximately $1.3 million in April 2008. On October 22, 2008, we and other shippers jointly filed at the FERC with SFPP a settlement covering the period from December 2008 through November 2010. The Commission approved the settlement on January 29, 2009. The settlement will reduce SFPP’s current rates and require SFPP to make additional payments to us of approximately $2.0 million.

We are a party to various other litigation and proceedings not mentioned in this report that we believe, based on advice of counsel, will not either individually or in the aggregate have a materially adverse impact on our financial condition, results of operations or cash flows.

Contractual obligations

We have entered into a long-term supply agreement to secure a hydrogen supply source for our Woods Cross hydrotreater unit. The contract commits us to purchase a minimum of 5 million standard cubic feet of hydrogen per day at market prices over a 15-year period commencing July 1, 2008. The contract also requires the payment of a base facility charge for use of the supplier’s facility over the supply term.

We also have two crude oil transportation agreements that obligate us to ship a total of approximately 21,000 barrels per day for initial terms of 10 years. Our obligations under these agreements are subject to certain conditions including completion of construction and expansion projects by the transportation companies, and the tariffs that will apply to these commitments have not been finalized. We expect approximately one-half of the total shipment commitment to begin no earlier than the fourth quarter of 2009 and the other one-half to begin no earlier than the fourth quarter of 2010.

Notes to consolidated financial statements

Other contractual obligations relate to the transportation of natural gas and feedstocks to our refineries under contracts expiring in 2015 through 2023 and various service contracts with expiration dates through 2011.

NOTE 18:	SEGMENT INFORMATION

Our operations are currently organized into two reportable segments, Refining and HEP. Our operations that are not included in the Refining and HEP segments are included in Corporate and Other. Intersegment transactions are eliminated in our consolidated financial statements and are included in Consolidations and Eliminations.

The Refining segment includes the operations of our Navajo Refinery, Woods Cross Refinery and Holly Asphalt Company. The Refining segment involves the purchase and refining of crude oil and wholesale and branded marketing of refined products, such as gasoline, diesel fuel and jet fuel, and includes our Navajo and Woods Cross Refineries. The petroleum products produced by the Refining segment are marketed in Texas, New Mexico, Arizona, Utah, Wyoming, Idaho, Washington and northern Mexico. The Refining segment also includes Holly Asphalt Company which manufactures and markets asphalt and asphalt products in Arizona, New Mexico, Texas and northern Mexico.

HEP is a VIE as defined under FIN No. 46R. Under the provisions of FIN No. 46R, HEP’s purchase of the Crude Pipelines and Tankage Assets qualified as a reconsideration event whereby we reassessed our beneficial interest in HEP. Following this transaction, we determined that our beneficial interest in HEP exceeded 50%. Accordingly, we reconsolidated HEP effective March 1, 2008 and no longer account for our investment in HEP under the equity method of accounting.

The HEP segment involves all of the operations of HEP effective March 1, 2008 (date of reconsolidation). HEP owns and operates a system of petroleum product and crude oil pipelines in Texas, New Mexico, Oklahoma and Utah, distribution terminals in Texas, New Mexico, Arizona, Utah, Idaho, and Washington and refinery tankage in New Mexico and Utah. Revenues are generated by charging tariffs for transporting petroleum products and crude oil through their pipelines, by leasing certain pipeline capacity to Alon, by charging fees for terminalling refined products and other hydrocarbons and storing and providing other services at its storage tanks and terminals. The HEP segment also includes a 70% interest in Rio Grande which also provides petroleum products transportation services. Revenues from the HEP segment are earned through transactions with unaffiliated parties for pipeline transportation, rental and terminalling operations as well as revenues relating to pipeline transportation services provided for our refining operations and from HEP’s interest in Rio Grande. Our revaluation of HEP’s assets and liabilities at March 1, 2008 (date of reconsolidation) resulted in basis adjustments to our consolidated HEP balances. Therefore, our reported amounts for the HEP segment may not agree to amounts reported in HEP’s periodic public filings.

Notes to consolidated financial statements

			Corporate	Consolidations and	Consolidated
	Refining	HEP(1)	and other	eliminations	total

	(in thousands)

Year Ended December 31, 2008
Sales and other revenues	$5,837,449	$101,750	$2,641	$(74,172)	$5,867,668
Depreciation and amortization	$40,090	$19,184	$4,515	$—	$63,789
Income (loss) from operations	$210,252	$41,734	$(51,654)	$—	$200,332
Capital expenditures	$381,227	$34,317	$2,515	$—	$418,059
Total assets	$1,288,211	$458,049	$141,768	$(13,803)	$1,874,225

Year Ended December 31, 2007
Sales and other revenues	$4,790,164	$—	$1,578	$—	$4,791,742
Depreciation and amortization	$40,325	$—	$3,131	$—	$43,456
Income (loss) from operations	$537,118	$—	$(70,786)	$—	$466,332
Capital expenditures	$151,448	$—	$9,810	$—	$161,258
Total assets	$1,271,163	$—	$392,782	$—	$1,663,945

Year Ended December 31, 2006
Sales and other revenues	$4,021,974	$—	$1,752	$(509)	$4,023,217
Depreciation and amortization	$38,156	$—	$1,565	$—	$39,721
Income (loss) from operations	$425,474	$—	$(63,583)	$—	$361,891
Capital expenditures	$105,018	$—	$15,411	$—	$120,429
Total assets	$940,400	$—	$297,469	$—	$1,237,869

(1)	HEP segment revenues from external customers were $27.6 million for the year ended December 31, 2008.

NOTE 19:	SIGNIFICANT CUSTOMERS

All revenues were domestic revenues, except for sales of gasoline and diesel fuel for export into Mexico by the Refining segment. The export sales were to an affiliate of PEMEX and accounted for 325.4 million (6%) of our revenues in 2008, $200.0 million (5%) of our revenues in 2007 and $144.4 million (4%) of revenues in 2006. In 2008, 2007 and 2006, we had several significant customers, none of which accounted for more than 10% of our revenues.

Notes to consolidated financial statements

NOTE 20:	QUARTERLY INFORMATION (UNAUDITED)

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter	Year

	(in thousands except share data)

Year Ended December 31, 2008
Sales and other revenues	$1,479,984	$1,743,822	$1,719,920	$923,942	$5,867,668
Operating costs and expenses	$1,470,391	$1,723,596	$1,636,944	$836,405	$5,667,336
Income from operations	$9,593	$20,226	$82,976	$87,537	$200,332
Income from continuing operations before income taxes	$14,146	$17,801	$77,496	$82,982	$192,425
Net income attributable to Holly Corporation stockholders	$8,649	$11,452	$49,899	$50,558	$120,558
Net income per share attributable to Holly Corporation stockholders—basic	$0.17	$0.23	$1.00	$1.02	$2.40
Net income per share attributable to Holly Corporation stockholders—diluted	$0.17	$0.23	$1.00	$1.01	$2.38
Dividends per common share	$0.15	$0.15	$0.15	$0.15	$0.60
Average number of shares of common stock outstanding Basic	51,165	50,158	49,717	49,794	50,202
Diluted	51,515	50,515	50,032	49,997	50,549

Notes to consolidated financial statements

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter	Year

	(in thousands except share data)

Year Ended December 31, 2007
Sales and other revenues	$925,867	$1,216,997	$1,208,671	$1,440,207	$4,791,742
Operating costs and expenses	$829,293	$980,447	$1,141,039	$1,374,631	$4,325,410
Income from operations	$96,574	$236,550	$67,632	$65,576	$466,332
Income from continuing operations before income taxes	$102,228	$244,763	$77,267	$75,186	$499,444
Net income attributable to Holly Corporation stockholders	$67,542	$158,627	$58,126	$49,833	$334,128
Net income per share attributable to Holly Corporation stockholders—basic	$1.22	$2.89	$1.06	$0.92	$6.09
Net income per share attributable to Holly Corporation stockholders—diluted	$1.20	$2.84	$1.04	$0.90	$5.98
Dividends per common share	$0.10	$0.12	$0.12	$0.12	$0.46
Average number of shares of common stock outstanding Basic	55,189	54,959	54,819	54,451	54,852
Diluted	56,318	55,953	55,853	55,098	55,850

NOTE 21:	SUBSEQUENT EVENTS

On April 16, 2009, we entered into a definitive agreement with Sunoco Inc. (R&M) (“Sunoco”) to acquire their refinery located in Tulsa, Oklahoma and associated businesses (the “Tulsa Refinery”) for $65.0 million. Under the terms of the agreement, we will also purchase related inventory which will be valued at market prices at closing. Additionally, we will receive an assignment of the Sunoco specialty lubricant product trademarks in North America and a license to use the same in Central and South America. The transaction is expected to close on June 1, 2009.

HEP closed on a public offering of 2,192,400 common units priced at $27.80 per common unit in May 2009. In addition, we made capital contributions to HEP to maintain our 2% general partner interest.